EXHIBIT 99.A

For Immediate Release

EL PASO CORPORATION ANNOUNCES SALE OF COASTAL ARUBA REFINERY

HOUSTON, TEXAS, FEBRUARY 4, 2004-El Paso Corporation (NYSE:EP) today announced that it has agreed to sell its Aruba refinery and related marine, bunkering, and marketing affiliates to Valero Energy Corporation (NYSE:VLO) for $465 million plus working capital of approximately $175 million as of December 31, 2003, resulting in total estimated gross proceeds of $640 million. The parties are working to close this transaction by the end of February 2004. In connection with closing, El Paso will retire a $370-million lease financing associated with the refinery. The estimated $265 million of remaining net cash proceeds, which reflects estimated closing costs of $5 million, will be used to reduce debt.
"The sale of the Aruba refinery is another major step in the execution of our long-range plan," said Doug Foshee, president and chief executive officer of El Paso. "With the net proceeds from this transaction, we will have announced or sold approximately
$636 million of petroleum assets since December 31, 2003, exceeding the $500-million to $600-million target established in our plan." This sale supports El Paso's recently announced long-range plan to reduce the company's total debt, net of cash, to approximately $15 billion by year-end 2005. So far, the company has announced or closed $2.5 billion of the $3.3 billion to $3.9 billion of asset sales targeted under the plan.

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; our ability to divest of certain assets; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; , and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office:  (713) 420-3039
Fax:     (713) 420-6341